EXHIBIT 12-a

                    Ratio of Earnings to Fixed Charges
   and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                           (Dollars in millions)


                                                        Fiscal Year
                                              --------------------------------
                                              1997          1996          1995
                                              ----          ----          ----
Ratio of Earnings to Fixed Charges

Earnings:
  Income before income taxes                 $4,274        $3,117        $2,292
  Add:  Fixed charges, net                   10,898         9,026         8,285
                                             ------        ------        ------
    Income before income taxes and
      fixed charges, net                    $15,172       $12,143       $10,577
                                             ======        ======        ======

Fixed charges:
  Total interest expense                    $10,806        $8,934        $8,190
  Interest factor in rents                       92            92            95
                                             ------        ------        ------

    Total fixed charges                     $10,898        $9,026        $8,285
                                             ======        ======        ======

Ratio of earnings to fixed charges              1.4           1.3          1.3

Ratio of Earnings to Fixed Charges and
   Preferred Stock Dividends

Earnings:
  Income before income taxes                 $4,274        $3,117        $2,292
  Add:  Fixed charges, net                   10,898         9,026         8,285
                                             ------        ------        ------

    Income before income taxes and
      fixed charges, net                    $15,172       $12,143       $10,577
                                             ======        ======        ======

Fixed charges:
  Total interest expense                    $10,806        $8,934        $8,190
  Interest factor in rents                       92            92            95
  Preferred stock dividends                     110           101            95
                                             ------        ------        ------

    Total fixed charges and preferred
      stock dividends                       $11,008        $9,127        $8,380
                                             ======        ======        ======

Ratio of earnings to fixed charges and
  preferred stock dividends                     1.4           1.3           1.3



"Earnings" consist of income before income taxes and fixed charges. "Fixed charges" consist of interest costs, including interest on deposits, and that portion of rent expense estimated to be representative of the interest factor. The preferred stock dividend amounts represent pre-tax earnings required to cover dividends on preferred stock.